Exhibit 99.1
                               PRESS RELEASE

November 17, 2003
FOR IMMEDIATE RELEASE


Businessman Mike Harper to Join Minden Building & Loan Association's Board of Directors



     MINDEN - Local businessman Mike Harper has been named the ninth and most recent member of the Board of Directors of Minden Building & Loan Association, announced A. David Evans, president and CEO.

     Harper, 52, currently serves as president of Harper Motors, Inc. in Minden, a position he has held since 1989. He is also co-owner of Julian Foy Chevrolet in Many, La. Harper is a 1969 graduate of Jesuit High School (now Loyola College Prep) in Shreveport and a 1976 graduate of Louisiana State University in Shreveport with a Bachelor of Science in Management. He also completed the General Motors Institute's Dealership Management Development School in Flint, Mich., in 1979.

     "I am very honored and flattered to be considered for such an important position in the community," Harper said. "I look forward to working with the board of Minden Building & Loan and am proud to be associated with this primarily locally owned and operated banking institution where all decisions are made at 415 Main Street."

     Harper's professional and civic responsibilities include serving as a past president and board member for the Louisiana Automobile Dealers Association; member of the National Automobile Dealers Association; past president of the Minden Auto Dealers Association; past chairman of the Minden Medical Center Board of Governors; past chairman of the Minden St. Jude's Auction; past chairman of the Boy Scouts of America-Yatasi District; advisory board member of Northwest Louisiana Technical College; past board member of the Minden-South Webster Chamber of Commerce; past president of the Harper Elementary School PTO; and member of the American Legion's Wiley-Pevy Post. In addition, Harper was named Minden's Man of the Year in 2000.

     Harper also served his country as an infantryman in the U.S. Army, including a tour in Vietnam.

     He and his wife, Whittney, are active members of St. John's Episcopal Church of Minden, where they serve the church in various posts. They have two children, Marshall and Catherine, both students at LSU in Baton Rouge.

     "Mike is going to make a real contribution as a member of our Board of Directors. He is a good businessman and is extremely civic-minded," said Evans. "We have a local board that makes local decisions, and we all share the same ideal of wanting not only what's best for Minden Building & Loan, our customers and stockholders, but also what's best for Minden and Webster Parish."

     Harper will officially join the Minden Building & Loan Board of Directors in January 2004.

     Minden Building & Loan Association is the only local, home-owned bank in Minden. The bank is a wholly-owned subsidiary of Minden Bancorp, Inc. At the end of September 2003, Minden Bancorp, Inc. had total assets of $96.3 million and a net income of $909,000. Minden Bancorp, Inc. is a public company, traded on the over-the-counter bulletin board under the symbol "MDNB."

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